EXHIBIT 99.4

                                                                       Exhibit B

                                AGWAY, INC ET.AL.
                       HYPOTHETICAL CHAPTER 7 LIQUIDATION
                     ANALYSIS, ASSUMPTIONS, AND METHODOLOGY
                     --------------------------------------


WHY IS SUCH AN ANALYSIS NECESSARY?
----------------------------------

Section 1129 of the  Bankruptcy  Code  provides  that the  Bankruptcy  Court may confirm a plan of reorganization only if it meets several enumerated requirements, including the requirement set forth in section 1129(a)(7)(A), that the plan is in the "best interests" of creditors and interest holders. The "Best Interests" test is satisfied if each impaired class of claims or interest receives at least the amount of value under the proposed plan that it would receive if the debtor were liquidated in a hypothetical case under Chapter 7 of the Bankruptcy Code. In this regard, the Debtors prepared a liquidation analysis to estimate the recoveries likely to be available to claimants and interest holders under a hypothetical Chapter 7 liquidation. The liquidation analysis is based on the assumptions that follow.


WHAT ARE THE GENERAL IMPACTS OF A CHAPTER 7 CONVERSION?
-------------------------------------------------------

         FURTHER DELAY IN SETTLEMENT OF THE CASE -

In the context of the pending Chapter 11 cases, the Debtors project that it will require at least 12 to 24 months beyond the Effective Date of the Plan to complete the wind-down of the Estates, including ceasing remaining business operations and completing necessary administrative activities. A conversion to Chapter 7 would further delay the wind-down of the Estates and the commencement of distributions of monies to creditors for possibly an additional 6 to 9 months. In a Chapter 7 case, a trustee is appointed and/or elected. Additional time will be required for a Chapter 7 trustee to become familiar with the financial affairs of the Debtors. The personnel who are familiar with matters relating to pending litigation, collection of outstanding receivables and liquidating special properties, and claims asserted against the Estates may not be retained by the Chapter 7 Trustee or may not be available to devote their time and effort to winding down the Debtors' affairs.

         INCREASED COSTS -

During the extended liquidation period, the Debtors project that the Liquidating Trustee will incur certain costs related to the administration and consummation of the Plan. The liquidation of residual assets and settlement of remaining claims will be accomplished through transfer of such assets and claims to a liquidating trust, as set forth in the Debtors' proposed Plan. Pursuant to section 326(a) of the Bankruptcy Code, a Chapter 7 trustee is entitled to compensation based upon all monies disbursed or turned over in the case to parties in interest, excluding the Debtors.

         INCREASED CLAIMS -

The conversion to a case under Chapter 7 will necessitate the establishment of a new bar date for the filing of claims against the Estates and attendant delays in connection therewith.


WHAT IS THE DEBTORS' POSITION?
------------------------------

For the reasons identified above relative to the general impacts of a Chapter 7 conversion, among others, the Debtors believe that conversion to a case under Chapter 7 would result in (i) incremental costs being borne by the Estates, (ii) lower distributions being received by creditors, and (iii) delays in distributions to creditors.

                                AGWAY, INC ET.AL.
                       HYPOTHETICAL CHAPTER 7 LIQUIDATION
                     ANALYSIS, ASSUMPTIONS, AND METHODOLOGY
                     --------------------------------------



WHAT IS BEING PRESENTED?
------------------------

Following is a liquidation analysis of the Debtors, assuming a hypothetical Chapter 7 liquidation in which a court-appointed trustee would liquidate the assets of each Debtor. The liquidation analysis has been prepared solely for purposes of estimating the net proceeds available in a Chapter 7 liquidation of the Debtors to illustrate that the Debtors' Joint Plan of Liquidation under Chapter 11 meets the "Best Interest" test set forth in section 1129(a)(7)(A) of the Bankruptcy Code provides at least equal or greater value to all impaired classes of creditors and equity interest holders than would otherwise be provided in a hypothetical conversion to a Chapter 7 liquidation. Nothing contained in these valuations is intended to constitute a concession by, or admission of, the Debtors for any other purposes.

WHAT ARE THE GENERAL ASSUMPTIONS?
---------------------------------

This liquidation analysis assumes that the Debtors would incur all of the costs incident, or costs equivalent to, its Chapter 11 liquidation in the course of a hypothetical Chapter 7 liquidation, and also various incremental costs caused by conversion to a Chapter 7 case. Consequently, the Chapter 7 costs described herein are only those projected incremental costs unique to a Chapter 7 case that would otherwise not have been incurred in a liquidation under a Chapter 11.

Underlying this liquidation analysis are a number of projections and assumptions that are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors and any Chapter 7 trustee, and assumptions have been made with respect to liquidation decisions that may be subject to change. Accordingly, there can be no assurance that the projected values reflected in this liquidation analysis ultimately would be realized if the Debtors were to undergo a Chapter 7 liquidation, and actual results could vary materially and adversely from those shown herein.

Included in the attached is a consolidated liquidation analysis for Agway, Inc., Agway General Agency, Inc., Brubaker Agronomic Consulting Services LLC., Country Best Adams LLC., and Country Best-DeBerry LLC., all referred to as Agway. A separate analysis has been prepared for Feed Commodities International LLC
(FCI).

The principal assumptions used in this liquidation analysis are set forth in the accompanying Summary of Significant Liquidation Analysis Notes and Assumptions.

                               AGWAY, INC. ET.AL.
                       HYPOTHETICAL CHAPTER 7 LIQUIDATION
        SUMMARY OF SIGNIFICANT LIQUIDATION ANALYSIS NOTES AND ASSUMPTIONS
        -----------------------------------------------------------------


The Liquidation Analysis represents the Debtors' best estimates of liquidation values based upon conversion of the Chapter 11 Cases to Chapter 7 liquidation cases. Such estimates are predicated upon circumstances which may change resulting in values being greater or less than those estimated. Variance from the estimates may be caused by the following:

a) The current projections assume that most of the Debtors' assets will have been converted to cash by April 30, 2004. The liquidation of the remaining assets assumes a liquidation period of 12 to 24 months. There can be no assurance, however, that the liquidation will be completed in the time periods assumed or that the projected net recoveries would in fact be realized.

b) Nature and timing of sales prices - Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interests of the estates and their creditors. As most of the assets will have been converted to cash prior to his/her appointment, the primary function of this trustee would be the liquidation of the remaining residual assets and the management of the claims resolution process.

c) Discount factor applied to assets - The precise discount to attribute to assets in a Chapter 7 case proceeding cannot be computed on the basis of any known empirical data. Accordingly, for purposes of this liquidation analysis, the remaining assets were valued based on the Debtors' best estimates, which varies on an asset by asset basis.

d) It is possible that a conversion to a Chapter 7 proceeding could result in liquidation expenses being greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

e) Estimated claims - This analysis was prepared to show estimated net proceeds available to all classes of creditors identified and defined in the Disclosure Statement. Such amounts are estimates only, and no opinion regarding the validity of the claims or the actual net proceeds that may be realized should be inferred.


                                      AGWAY
                    PROJECTED LIQUIDATION ANALYSIS AS OF APRIL 30, 2004
                    ---------------------------------------------------
                                    DOLLARS IN THOUSANDS


                                                     CHAPTER 11 RECOVERY          CHAP.7
                                                 HIGH               LOW           RECOVERY
 Note                                            ----               ---
------
     (1) Cash Accounts                           $288,788          $259,989         $245,521
     (2) Accounts Receivable                       21,207            14,264           14,312
     (3) Fixed Assets                                 720               670              670
     (4) Investments                                4,072             4,072            4,072
     (5) Pension Plan (unloaded)                   17,504            17,504           19,327

                                              ------------      ------------     ------------
         Total Assets                            $332,291          $296,499         $283,901
                                              ============      ============     ============

     (6)  Chapter 11 Costs                        (12,018)          (12,018)          (7,795)

     (6)  Chapter 7 Costs                               -                 -           (8,286)

                                              ------------      ------------     ------------
        Net Proceeds Available to Creditors      $320,273          $284,481         $267,821
                                              ------------      ------------     ------------

     (7) Secured Claims                                 0                 0                0
     (8) Post-Petition Liabilities and
          Claims                                  (10,427)          (15,427)         (16,604)
         Reclamation Claims                          (592)             (592)            (592)
                                              ------------      ------------     ------------
             Total Secured/Admin Claims          ($11,019)         ($16,019)        ($17,196)
                                              ------------      ------------     ------------

                                              ------------      ------------     ------------
          Available for Unsecured Creditors      $309,254          $268,462         $250,625
                                              ------------      ------------     ------------

     (11) Unsecured Claimants
          -------------------
                                              ------------      ------------     ------------
             Total Claims                         471,288           494,890          527,406
                                              ------------      ------------     ------------

                                              ------------      ------------     ------------
          Total Unsecured Claimants              $471,288          $494,890         $527,406
                                              ============      ============     ============

          ESTIMATED RECOVERY %                    65.6%             54.2%            47.5%
                                              ============      ============     ============


Please note that due to the number and dollar value of the Disputed Claims filed in these cases, and the inability to resolve such disputes prior to the Effective Date, the Debtors anticipate that the initial distribution on the Effective Date to holders of Allowed General Unsecured Claims will be in the range of 25%-30% of the amount of such Allowed Claim.

                  See accompanying notes to chart which follow

                                       FCI
                    PROJECTED LIQUIDATION ANALYSIS AS OF APRIL 30, 2004
                    ---------------------------------------------------
                                    DOLLARS IN THOUSANDS




                                                      CHAPTER 11 RECOVERY         CHAP.7
                                                 HIGH               LOW           RECOVERY
  Note                                           ----               ---
  ----
     (1) Cash Accounts                             $7,697            $7,678           $7,678
     (2) Accounts Receivable                                                               -
     (3) Fixed Assets                                                                      -
     (4) Investments                                                                       -
     (5) Pension Plan (unloaded)                                                           -

                                              ------------      ------------     ------------
         Total Assets                              $7,697            $7,678           $7,678
                                              ============      ============     ============

     (6)  Chapter 11 Costs                              -                 -                -

     (6)  Chapter 7 Costs                               -                 -             (230)

                                              ------------      ------------     ------------
         Net Proceeds Available to Creditors       $7,697            $7,678           $7,448
                                              ------------      ------------     ------------

     (7) Secured Claims                                 0                 0                0
     (8) Post-Petition Liabilities and
          Claims                                     (360)             (713)            (713)
         Reclamation Claims                           (91)              (91)             (91)
                                              ------------      ------------     ------------
             Total Secured/Admin Claims             ($451)            ($804)           ($804)
                                              ------------      ------------     ------------

                                              ------------      ------------     ------------
          Available for Unsecured Creditors        $7,246            $6,874           $6,644
                                              ------------      ------------     ------------

     (11) Unsecured Claimants
          -------------------                 ------------      ------------     ------------
             Total Claims                           7,246             7,246            7,246
                                              ------------      ------------     ------------

                                              ------------      ------------     ------------
          Total Unsecured Claimants                $7,246            $7,246           $7,246
                                              ============      ============     ============

          ESTIMATED RECOVERY %                   100.0%             94.9%            91.7%
                                              ============      ============     ============


                 See accompanying notes to chart which follows

                               AGWAY, INC. ET.AL.
                       HYPOTHETICAL CHAPTER 7 LIQUIDATION
        SUMMARY OF SIGNIFICANT LIQUIDATION ANALYSIS NOTES AND ASSUMPTIONS
        -----------------------------------------------------------------
                         (Notes to accompanying charts)


Specific asset recovery and expense assumptions include:

1. Cash - Includes cash and cash equivalents estimated to be on hand at April 30, 2004 and are assumed recoverable at 100%. Cash also includes restricted cash of approximately $7.8 million which is not assumed to be available for distribution at the consummation of the liquidation period. This restricted cash is held in escrow for the benefit of the Debtor's surety in support of surety bonds that remain issued and outstanding in connection with the respective operations of Agway, Inc and Agway Energy Products LLC. Although the restricted cash has been included in the recovery calculation, there is no guarantee that it will in fact be available for distribution at a later date and if so, when. In the Chapter 7 case, cash has been negatively impacted by the assumption that the Debtor's insurance carriers would immediately draw on their collateral for the payment of outstanding claims in an amount in excess of what the Debtor currently expects to be paid for such claims ($31.4 million). The draw may be partially offset by the release, to the Debtor, of non-Debtor cash reserved from the proceeds of non-Debtor asset sales to directly pay non-Debtor liabilities ($12.3 million). Additionally, to the extent that the collateral is deemed inadequate by the insurance carriers, additional claims would be filed against estate for such inadequate collateral in the Chapter 7 liquidation. This is not the case in either the High or Low estimate for Agway's Chapter 11 case. In each of these cases, the insurance carriers are assumed to draw only that portion of the collateral necessary to pay claims if, as and when liquidated. As the collateral is assumed to be drawn only as liabilities are liquidated, it is not anticipated that carriers will file claims for inadequate collateralization. Included in each of the High and Low estimates are varying assumptions on the ultimate collection of cash based on assumptions associated with operating cash flow, the Debtors remaining asset sales and the recovery of escrow holdbacks associated with the sale of the assets of the Debtor's energy subsidiary.

2. Accounts Receivable - Collection of the remaining Accounts Receivable were analyzed on an operating basis and factors such as specific customer base, historical payment trends, impact of severing business relationships with customers, and cost of third party collection efforts were taken into consideration in formulating estimates. The estimated book value of receivables is net of reserves. The remaining amounts anticipated to be collected aggregate $4.3 million. The Chapter 7 case and Chapter 11 Low recovery estimate also include a transactional holdback ($ 6.2 million) related to the sale of the Debtor's former leasing subsidiary and a secured note receivable ($ 7.4 million) received in connection with the sale of certain assets in 2000. Due to the nature of the obligations underlying the holdback and collectability issues relating to the note this analysis assumes that the Debtor will only realize 50% ($3.1 million) and 25% ($1.9 million) of each such receivable, respectively. The remaining amount ($5 million) represents the balance of escrowed proceeds resulting from the sale of Agway Energy Products LLC anticipated to be released. The High recovery estimate in the Chapter 11 recovery calculation assumes that the $
     6.2 million holdback will be fully realized and the secured note receivable will be realized at 50%. It additionally includes the potential recovery of other accounts the most significant being a claim filed in the bankruptcy proceeding of one of its insurance carriers aggregating approximately $ 1.5 million.

3. Property, plant and equipment - It is assumed that all major operating properties will be sold by April 30, 2004. It is assumed that the remaining real estate is sold by third party brokers within 12 to 18 months. All remaining equipment that is not sold with its respective real estate location as well as corporate fixed assets are assumed to be sold at auction.

4. Investments - As of April 30, 2004, includes the Debtor's investment in a bag feed manufacturing joint venture with Southern States in the amount of $3.2 million and the net realizable value ($.9 million) for its remaining investment in Co-Bank stock, principally discounted for accelerated cash recovery. It is anticipated that the joint venture will be liquidated pursuant to the terms of the governing joint venture agreement.

                               AGWAY, INC. ET.AL.
                       HYPOTHETICAL CHAPTER 7 LIQUIDATION
        SUMMARY OF SIGNIFICANT LIQUIDATION ANALYSIS NOTES AND ASSUMPTIONS
        -----------------------------------------------------------------
                         (Notes to accompanying charts)


5. Pension Asset - For the purposes of this liquidation analysis, it is assumed that the Agway's Pension Plan will be terminated, that no successor plan will be established, and that additional pension benefits will be provided by the Pension Plan as discussed in Section VII of the Disclosure Statement, at a rate not to exceed the recovery rate under the Chapter 7 case. All accrued benefits will become vested. Based on asset values and actuarial assumptions, costs to terminate the plan and excise tax obligations as of December 31, 2003, the proceeds to be derived from such termination are estimated to be $19.3 million. There are no guarantees that the value of assets held by the Pension Plan will be realized, due to fluctuations that may occur during the termination process in asset values or expenses. Such termination might also extend beyond the currently estimated period.

6. Costs to Liquidate - Assumes that the liquidation will take place during a 12 to 18 month period at either the Debtors' current corporate headquarters or a significantly reduced facility. Such costs include staffing expenses for continued wind-down of operations, professional fees in pursuit of claims resolution, support costs for maintaining the accounts of the liquidating trust and costs for future creditor distributions. Liquidation expenses, in addition to the Chapter 11 costs already included, consist predominantly of Trustee Fees. It is anticipated that certain Chapter 11 activities and their related costs will be replaced by the activities of the Chapter 7 Trustee and as such Chapter 11 costs have been accordingly reduced ($ 3.9 million). Pursuant to section 326(a) of the Bankruptcy Code, Chapter 7 trustee fees can be awarded in an amount up to 3% of the total monies distributed by the Chapter 7 Trustee.

7. Secured Claims - No additional secured claims are projected to be allowed as a result of the hypothetical Chapter 7 conversion. Secured Claims, if any, would be paid by delivering to the secured creditor the collateral securing the claim or the net proceeds thereof, rather than from general Estate funds.

8. Chapter 11 Administrative Expense Claims - It is anticipated that additional claims might be discovered before the effective date, and as such a $ 5 million estimate of additional claims have been included in the Low recovery estimate under the Chapter 11 case as well as the Chapter 7 case assumption. The High recovery estimate for the Chapter 11 case does include this estimate. Additionally included in Chapter 7 liquidation only, are the Trustee's professional fees and expenses expected to be incurred as a result of the hypothetical conversion.

9. Priority Tax Claims - No additional priority tax claims are projected to be allowed as a result of the hypothetical conversion to a Chapter 7 case. The amount of priority tax claims listed herein is the same as that described in the Disclosure Statement.

10. Other Priority Claims - The amount of other priority claims listed herein is the same as that described in this Disclosure Statement.

11. Unsecured Claims - It is anticipated that additional claims in the amount of $ 32.5 million may be generated as a result of the Chapter 7 Trustee's establishment of a new bar date for the filing of pre-petition claims against the Debtors, increased claims from the Debtor's insurance carriers, subrogation and reimbursement claims from the surety, and the elimination of the Convenience Class. Due to adjustments which might arise out of the claims reconciliation and settlement process approximately $ 23.6 million of additional claims have been included in the Low recovery estimate for the Chapter 11 case as well as the estimated recovery in the Chapter 7 case. The High recovery estimate in the Chapter 11 case does not include such additional claims.